September 27, 2005	Symbol: SIII
Exchange: OTC:BB
Sec #33-28188

-NEWS RELEASE-

SIII ARRANGES A LETTER OF INTENT BETWEEN DEXIA PRIVATE BANKING AND STAR LEISURE & ENTERTAINMENT INC. FOR A MUTUAL EFFORT TO REALIZE THE FULL FINANCING FOR THE CONSTRUCTION OF THE DREAM ISLAND PROJECT, MANAMA, BAHRAIN.

Strategic Internet Investments Incorporated, (the “Company or SIII”), is pleased to announce that through the efforts of its CFO, Mr. Abbas Salih, Star Leisure and Entertainment Inc. (“Star Leisure”), (an affiliate and related company to SIII), has entered into a Letter of Intent (the “LOI”) with Dexia Private Banking (“ Dexia”) wherein the parties to the LOI have agreed to undertake a mutual effort in order to realize full financing for the Dream Island Project in Manama, Bahrain.

SIII has the right to purchase 80% of the outstanding share capital of Gulf Star World Development W.L.L. of Bahrain (“Gulf Star”) from Star Leisure. Gulf Star is the owner of the Dream Island Project (see previous news releases dated July 12, 2002 for additional information).

The LOI contemplates that the Company and Star Leisure will coordinate the efforts of the investment partners, (contacts of the Company) and Dexia will be responsible to build the financial structure and to act as lender to that structure.

In addition, the Company has undertaken to complete agreements with chosen construction company contractors that will be the primary contractors for the construction of the Dream Island project infrastructure and facilities and arrange for approximately 30% of the construction costs to be paid through the issuance of equity shares of the Company.

The LOI will be valid until a pre commitment agreement among the investment partners and Dexia has been completed prior to October 30th, 2005 after which time formal agreements between Dexia, Star Leisure and the Company will be completed.

Company management cautions both shareholders and investors, that although there are no assurances that the conditions of the LOI can be met thereby allowing formal agreements to be completed, management is confident that it will achieve the objectives of the LOI and thereby move closer to realizing the full financing for the construction of the Dream Island Project.

About Dexia Private Banking

Dexia Group is an AA rated institution with 24,000 staff members and a total balance sheet of Euro 389 billion. Dexia has a total of Euro 85 billion assets under Management and Euro 188 billion under custody. Dexia Asset Management has a team of 430 dedicated employees and is a leading European bank in alternative investment. Principal clients’ locations are Belgium, Netherlands, Luxemburg, France, Italy, Spain, Switzerland, Germany, Austria, Scandinavian countries, Australia and the Middle East.

About the Dream Island Project

The Dream Island Resort Complex is to be a 16.5 hectare (41 acre) man-made island approximately 250 meters offshore along the northeast coast of Manama, Bahrain. The Project will be US$132 million mixed-use resort development, comprised of a world-class hotel and Spa, Beach Villas and Marina Residence. Dream Island will be a self contained resort with world-class facilities including an aquarium, swimming pools, a full entertainment centre, water park, bowling alley, ice skating palace, boutiques, restaurants and cafes. Many other amenities will be offered including horse riding, health club, sports courts and a fully serviced marina, among others.

Shareholders and investors are encouraged to visit the Company’s previous news releases and web site at the address noted below for more information concerning the Dream Island Project.

Corporate Contact
Strategic Internet Investments, Incorporated. (604) 684-8662
email: info@siiincorporated.com www.siiincorporated.com

Statements regarding financial matters in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the Company’s future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbours created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results.